Press Release Source: Manas Petroleum Corporation

Manas Announces Management Reorganization

Thursday January 29, 2009, 4:18 am EST

BAAR, Switzerland, January 29 /PRNewswire-FirstCall/ -- With the principal objective of streamlining management and minimizing G&A costs to ensure the company's long-term viability Manas Petroleum Corp (OTC: MNAP - News) announces the reorganization of its Board and Management structure, effective as of February 1, 2009.

Thomas Flottman has resigned as CEO and will act as Technical Advisor to the Board; hence Manas continues to benefit from his extensive experience as a former Santos Manager and Geologist.

Erik Herlyn, Manas Petroleum's current Chief Operating Officer has been appointed Chief Executive Officer. Mr. Herlyn managed Manas' operations in 5 countries since 2007 and most notably spear-headed our successful Chilean farm-out. Before Erik Herlyn joined Manas he was running major consulting assignments in the hydrocarbon and finance industries for KPMG, BearingPoint and Capgemini.

Peter-Mark Vogel, has resigned from his position of Executive Director, Finance, but will continue to act in an advisory capacity to the board.

Commenting on the recent reorganization Mr. Herlyn commented. "This reorganization is part of a dramatic cost cutting initiative which I am confident will improve considerably our long-term viability. I think it is important to emphasize that drilling is still expected to commence in Central Asia in the next quarter. In the meantime we will concentrating on farming out our Albania exploration assets and further develop our Mongolia project while the Tranquilo, Chile project is managed by our other very capable farm-out partners."

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advice in the event of any change, addition or alteration to the information catered in this Press Release including such forward looking statements.

Contact:

Manas Petroleum Corp
Bahnhofstr. 9, P.O. Box 155
CH-6341 Baar Switzerland
Phone: +41-44-718-10-30
Fax: +41-44-718-10-39
E-Mail: info@manaspete.com

Internet: http://www.manaspete.com